Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS THIRD QUARTER 2016 RESULTS

WATSONVILLE, CA, October 25, 2016 - West Marine, Inc. (NASDAQ: WMAR) today reported financial results for the third quarter ended October 1, 2016. The company reported net revenues of $191.9 million in the quarter, a decrease of 1.3% compared to the same period last year. Comparable store sales increased 0.2% year-over-year. Pre-tax income was $7.4 million, compared to pre-tax income of $8.6 million last year in the same period. Earnings per diluted share decreased 5 cents to 15 cents per share.

Matt Hyde, CEO of West Marine, commented: “We are pleased that our growth strategies are resulting in a 24% increase in eCommerce sales and solid top-line gains in our Waterlife stores. At the same time, we continue to make changes to our professional services business to improve its long-term profitability. Despite the challenging retail environment, we’ve increased comparable store sales and product margins and remain on track to achieve a double digit increase in pre-tax income for 2016.”

Further Progress on Growth Strategies

•	Sales from eCommerce increased by 23.7% compared to the third quarter of 2015 and represented 10.2% of total sales, compared to 8.2% for the same period last year, showing continued progress towards the goal of 15% of total sales.
•	Sales through Waterlife stores were 48.0% of total sales compared to 44.0% last year. This year-over-year increase demonstrates the company’s progress towards the goal to deliver 50% of total sales. Waterlife stores have been optimized or revitalized to offer a broader selection of merchandise than traditional stores that focus on core boating products.
•	Sales in merchandise expansion product lines, which include footwear, apparel, clothing accessories, fishing products and paddlesports equipment, increased 2.9%, while core product sales were down 2.2% compared to the same period last year.

Results for the Third Quarter of 2016

Net revenues for the quarter ended October 1, 2016 decreased by $2.5 million, or 1.3%, to $191.9 million compared to $194.4 million for the quarter ended October 3, 2015.

Gross margin was steady at 28.9% of revenues, compared to the same period in 2015. Selling, general and administrative (“SG&A”) expense increased by $0.3 million, or 0.6%, compared to the same period in 2015, as higher variable selling and store depreciation expenses, were partially offset by lower variable compensation.

Pre-tax income for the third quarter was $7.4 million, compared to pre-tax income of $8.6 million, for the third quarter of 2015.

Net income for the third quarter was $3.9 million, or $0.15 per share, compared to net income of $4.9 million, or $0.20 per share, for the third quarter of 2015.

Inventory at the end of the third quarter was down $5.3 million compared to the same point in 2015, while accounts payable increased $17.1 million. As of October 1, 2016, the company had cash and cash equivalents totaling $93.9 million compared to $60.5 million at the same point in 2015.

Results for the First Nine Months of 2016

Net revenues for the nine months ended October 1, 2016 decreased by $0.7 million, or 0.1%, to $573.9 million compared to $574.6 million for the nine months ended October 3, 2015. Comparable store sales for the period increased 1.2% compared to the first nine months of 2015.

Gross margin expanded to 30.9% of net revenues, compared to 30.3% during the same period in 2015. SG&A expense increased year-over-year by $2.6 million, primarily as a result of the company’s biennial training meeting and higher benefit expenses. These increases were partially offset by lower payroll expense and a partial settlement received from the Deepwater Horizon Settlement program.

Pre-tax income for the first nine months ended October 1, 2016 was $28.5 million, compared to $27.6 million, for the quarter ended October 3, 2015.

Net income for the first nine months was $16.3 million, or $0.65 per share, compared to net income of $15.6 million, or $0.63 per share, for the first nine months of 2015.

Guidance

Based on information available as of today, the company reiterated full-year 2016 pre-tax income guidance of $9 to $11 million on consistent revenue levels to last year.

Investor Conference Call

West Marine will hold a conference call and webcast on October 25, 2016, at 4:30 p.m. Eastern Time, to discuss its third quarter 2016 results. The live call will be webcast and available in real time on the internet at westmarine.com under “Investor Relations.” Participants also may dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 87936226.

An audio replay of the call will be available October 25, 2016 at 8:00 p.m. Eastern Time through November 1, 2016 at 11:59 p.m. Eastern Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 87936226.

About West Marine

Each person has a unique connection to the water. At West Marine (westmarine.com, NASDAQ: WMAR), our knowledge, enthusiasm and products prepare waterlife adventurers to foster that connection and explore their passions. With more than 250 stores located in 38 states and Puerto Rico and eCommerce website reaching domestic, international and professional customers, West Marine is recognized as a leading Waterlife Outfitter for cruisers, sailors, anglers and paddlesports enthusiasts. Since first opening our doors in 1968, West Marine associates continue to share the same love for the water as our customers and provide helpful advice on the gear and gadgets they need to be safe and have fun.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements may include, among other things, expectations related to net income, pre-tax income and profitability, the portion of sales attributable to eCommerce and our Waterlife stores, expectations that investments will continue to drive growth strategies, while improving profit margins, expectations related to cost management and expectations for the outlook for full-year 2016, as well as facts and assumptions underlying these expectations and projections. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks, uncertainties and other factors that may cause actual results to differ materially include those described in the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2016 and quarterly report on Form 10-Q for the fiscal quarter ended April 2, 2016, as well as the discussion of critical accounting policies in our Form 10-K for the fiscal year ended January 2, 2016. In addition, the financial results presented in this release are preliminary and unaudited, and may change as the company finalizes its financial statements. Actual results for the third quarter of 2016 may differ materially from the preliminary expectations expressed or implied in this release. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release includes certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA, which we define as net income (loss) before interest, depreciation, amortization and tax expenses. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. EBITDA is set forth in the table below, and management has reconciled this non-GAAP financial measure to net income, the most directly comparable GAAP financial measure in that table. For more information, see our Current Report on Form 8-K, dated and filed on October 25, 2016.

Contact: West Marine, Inc.

Jeffrey Lasher, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	October 1, 2016	October 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$93,921	$60,486
Trade receivables, net	8,877	8,565
Merchandise inventories, net	231,679	236,984
Deferred income taxes	-	5,597
Other current assets	16,572	18,167
Total current assets	351,049	329,799

Property and equipment, net	80,007	78,980
Long-term deferred income taxes	4,064	3,580
Other assets	4,586	3,348
TOTAL ASSETS	$439,706	$415,707

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$55,312	$38,203
Accrued payroll	14,135	17,115
Accrued expenses and other	34,631	30,187
Total current liabilities	104,078	85,505

Deferred rent and other	18,129	20,852
Total liabilities	122,207	106,357

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,634,402 shares issued and 24,945,513 shares outstanding at October 1, 2016, and 25,384,450 shares issued and 24,695,561 shares outstanding at October 3, 2015.	26	25
Treasury stock	(9,434)	(9,285)
Additional paid-in capital	213,753	210,743
Accumulated other comprehensive loss	(545)	(567)
Retained earnings	113,699	108,434
Total stockholders' equity	317,499	309,350
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$439,706	$415,707

West Marine, Inc.

Condensed Consolidated Statements of Income

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	October 1, 2016		October 3, 2015
Net revenues	$191,852	100.0%	$194,375	100.0%
Cost of goods sold	136,502	71.1%	138,115	71.1%
Gross profit	55,350	28.9%	56,260	28.9%
Selling, general and administrative expense	47,871	25.0%	47,576	24.4%
Income from operations	7,479	3.9%	8,684	4.5%
Interest expense	104	0.1%	107	0.1%
Income before income taxes	7,375	3.8%	8,577	4.4%
Provision for income taxes	3,522	1.8%	3,685	1.9%
Net income	$3,853	2.0%	$4,892	2.5%

Net income per common and common equivalent share:

Basic	$0.15		$0.20
Diluted	$0.15		$0.20

Weighted average common and common equivalent shares outstanding:
Basic	24,941		24,694
Diluted	25,021		24,718

	39 Weeks Ended
	October 1, 2016		October 3, 2015
Net revenues	$573,856	100.0%	$574,620	100.0%
Cost of goods sold	396,370	69.1%	400,618	69.7%
Gross profit	177,486	30.9%	174,002	30.3%
Selling, general and administrative expense	148,634	25.9%	146,044	25.4%
Income from operations	28,852	5.0%	27,958	4.9%
Interest expense	325	0.0%	338	0.1%
Income before income taxes	28,527	5.0%	27,620	4.8%
Provision for income taxes	12,203	2.2%	12,041	2.1%
Net income	$16,324	2.8%	$15,579	2.7%

Net income per common and common equivalent share:

Basic	$0.66		$0.63
Diluted	$0.65		$0.63

Weighted average common and common equivalent shares outstanding:
Basic	24,864		24,599
Diluted	24,947		24,709

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	39 Weeks Ended
	October 1, 2016	October 3, 2015

OPERATING ACTIVITIES:
Net income	$16,324	$15,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,466	15,385
Share-based compensation	2,065	2,154
Deferred income taxes	799	878
Provision for doubtful accounts	115	62
Lower of cost or market inventory adjustments	1,962	2,128
Loss on asset disposals	193	716
Changes in assets and liabilities:
Trade receivables	(1,850)	(1,784)
Merchandise inventories	(10,788)	(24,814)
Other current assets	6,776	7,624
Other assets	(525)	308
Accounts payable	28,853	5,070
Accrued payroll	(7,371)	2,861
Accrued expenses and other	7,101	2,761
Deferred items and other non-current liabilities	257	95
Net cash provided by operating activities	60,377	29,023

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	27	29
Purchases of property and equipment	(14,800)	(15,640)
Net cash used in investing activities	(14,773)	(15,611)

FINANCING ACTIVITIES:
Borrowings on line of credit	951	816
Repayments on line of credit	(927)	(816)
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	287	296
Proceeds from exercise of stock options	-	1,141
Treasury shares acquired	(149)	(114)
Net cash provided by financing activities	162	1,323

Effect of exchange rate changes on cash	(4)	76

NET INCREASE IN CASH	45,762	14,811

CASH AT BEGINNING OF PERIOD	48,159	45,675
CASH AT END OF PERIOD	$93,921	$60,486
Other cash flow information:
Cash paid for interest	$225	$220
Cash paid for income taxes, net of refunds of $2,947 and $80	(1,587)	44
Non-cash investing activities:
Property and equipment additions in accounts payable	1,842	836

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended		39 Weeks Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015

GAAP Net Income	$3.9	$4.9	$16.3	$15.6

Add Back:
Interest Expense	0.1	0.1	0.3	0.3
Depreciation and Amortization *	5.4	5.2	16.3	15.2
Income Tax Expense	3.5	3.7	12.2	12.0
	9.0	9.0	28.8	27.5

EBITDA	$12.9	$13.9	$45.1	$43.1

* Included in cost of goods sold and SG&A. Amortization of deferred financing costs related to our revolving credit facility are in interest expense.